EX – 99.(l)(10)

PURCHASE AGREEMENT

Mercantile Funds, Inc. (the “Company”), a Maryland corporation, and BISYS Fund Services Ohio, Inc. (“BISYS), an Ohio corporation, hereby agree as follows:

1. The Company hereby offers BISYS and BISYS hereby purchases one (1) share of each of Class R Common Stock (Institutional Shares) and Class R – Special Series 1 Common Stock (Service Class Shares), such shares of Common Stock in the Company representing an interest in the respective share class of the Company’s Dow Jones 100 U.S. Portfolio Fund, one (1) share of each of Class S Common Stock (Institutional Shares) and Class S – Special Series 1 Common Stock (Service Class Shares), such shares of Common Stock in the Company representing an interest in the respective share class of the Company’s Dow Jones 80 U.S. Portfolio Fund, one (1) share of each of Class T Common Stock (Institutional Shares) and Class T – Special Series 1 Common Stock (Service Class Shares), such shares of Common Stock in the Company representing an interest in the respective share class of the Company’s Dow Jones 60 U.S. Portfolio Fund , one (1) share of each of Class U Common Stock (Institutional Shares) and Class U – Special Series 1 Common Stock (Service Class Shares), such shares of Common Stock in the Company representing an interest in the respective share class of the Company’s Dow Jones 40 U.S. Portfolio Fund and one (1) share of each of Class V Common Stock (Institutional Shares) and Class V – Special Series 1 Common Stock (Service Class Shares), such shares of Common Stock in the Company representing an interest in the respective share class of the Company’s Dow Jones 20 U.S. Portfolio Fund. Each such share purchased shall be purchased at $10.00 per share and each shall be hereinafter known as a “Share” and collectively the “Shares.”

BISYS hereby acknowledges purchase of the Shares and the Company hereby acknowledges receipt from BISYS of funds in the amount of $10.00 in full payment for each Share.

2. BISYS represents and warrants to the Company that the Shares are being acquired for investment purposes and not for the purpose of distribution.

3. All persons dealing with any class of shares of the Company must look solely to the net assets belonging to such class for enforcement of any claims against the Company.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 2nd day of February, 2004.

MERCANTILE FUNDS, INC.

By:	/s/ Cornelia H. McKenna

Name:	Cornelia H. McKenna
Title:	Vice President

BISYS FUND SERVICES OHIO, INC.

By:	/s/ Fred Naddaf

Name:	Fred Naddaf
Title:	President

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